EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this 24th day of January 2013 (the “Agreement”), by and among Organic Plant Health, Inc., a Nevada corporation (the “Company”), and William Styles (the “Executive”).

WHEREAS, the Company desires to memorialize the engagement of the Executive who has been previously appointed to serve as the President and Spokesman of the Organic Plant Health division of the Company and the Executive desires to continue to serve in such capacity pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive agree as follows:

1. Employment; Duties.

1.1 Employment by Company. The Company hereby engages the Executive to serve as President and Spokesman of the Organic Plant Health division of the Company subject to the terms and conditions of this Agreement. The Executive shall serve the Company in such capacity for the Employment Period as defined in Section 2 below. The Executive agrees that during the term of his employment hereunder, he shall exclusively devote 100% of his professional working time, attention, knowledge and experience and give his best effort, skill and abilities to promote the business and interests of the Company as reasonably directed by the Chief Executive Officer (the “CEO”) pursuant to policies of the Board of Directors of the Company (the “Board”). The Executive agrees to faithfully and diligently perform such duties as may from time to time be reasonably assigned by the CEO under the terms and conditions of this Agreement.

1.2 Services as Spokesperson. The Executive shall serve as a spokesperson of the Company. In the discharge of the Executive’s duties as spokesperson of the Company, the spokesperson shall be required from time to time to communicate with media and other individuals regarding the Company’s current activities and future plans, and/or travel on behalf of the Company, in each case under the direction of the CEO.

1.3 Use of Image. The Company and its licensees shall have the right to use the Executive’s photo, likeness and/or audio and visual recordings of the Executive for purposes of advertising, marketing and otherwise promoting the Company and its products in advertisements or similar communications of any kind, manner or medium, including but not limited appearances in advertisements in print, radio, television or the internet, or on the packaging of products sold or licensed by the Company during the Term of this Agreement and for Ten (10) years thereafter. The Executive shall cooperate with the Company in the production of such images and advertising, and shall execute a release regarding the use of such images in the form of Exhibit A hereto.

2. Employment Period. This Agreement shall have a term of three (3) years (the “Employment Period”) to be effective as of the date hereof and ending on the third anniversary of the date of this Agreement. The period in which this Agreement shall be effective within each Employment Period is referred to as a “Term”.

(1)

3. Compensation and Benefits.

3.1 Base Compensation and Annual Bonus. The Executive shall be paid a base salary of One Hundred and Fifty Thousand Dollars ($150,000) per annum during the Term, payable incrementally on a monthly basis and pro-rated for any partial year of employment, less applicable statutory and regulatory deductions (each year, the “Base Salary”), which shall be payable in accordance with the Company’s regular monthly payroll practices, as the same may be administered from time to time.

3.2 Cash Bonuses. The Executive shall be entitled to receive a performance bonus of cash, less applicable statutory and regulatory deductions, in an amount equal to the following: (i) to one and one half percent (1.5%) of the EBITDA of the Company attributable to revenues generated from sale of the Organic Plant Health division’s products or services or licensing revenues derived from licensing the Organic Plant Health division’s intellectual property and/or brands for each year during the Term of this Agreement, as determined by reference to the Company’s audited financial statements with respect to each such year; (ii) one percent (1.0%) of the EBITDA of the Company attributable to revenues generated from the sale of the Company’s products or services represented by the Executive. “EBITDA” shall mean the earnings of the Company before the deduction of interest, taxes, depreciation and amortization in accordance with generally accepted accounting principles (GAAP) as consistently applied by the Company as determined by either (i) the firm of independent certified public accountants engaged by the Company for purposes of its own audit or (ii) the Board of Directors of the Company.  These amounts shall be collectively referred to herein as the “Performance Bonus”. The Performance Bonus shall be delivered to the Executive within ten business days after delivery to the Board of Directors of the audited financial statements by the Company’s auditors.

3.3 Royalties. The Executive shall receive a royalty payment (the “Royalty Fee”), in an amount to be determined by the parties, for ten (10) years commencing upon the termination of the Executive’s employment by the Company (subject to the terms and conditions of Sections 7.1 through 7.4 of this Agreement), in consideration for those rights set forth in Section 1.3 above during the Ten (10) year period commencing upon the termination of the Executive’s employment by the Company. No Royalty Fee shall be owed to the Executive in the event of such Executive’s Resignation without good cause, Termination for Cause, Death or Disability, however, those rights of the Company provided by Section 1.3 hereof shall continue in such circumstance for Ten (10) years.

3.4 Stock Options. The Executive shall be granted options to purchase shares of the Company’s common stock, subject to the terms and conditions set forth in the Stock Option Agreement between the Executive and the Company attached hereto as Exhibit B.

3.5 Benefits. The Executive shall be entitled to receive health care benefits to the same extent as other employees of the Company situated in the United States, in accordance with the Company’s health insurance plans and health care policies adopted by the Board of Directors from time-to-time, provided, however, that the Company shall not be obligated to provide such benefits to any officer, director or employee of the Company.

3.6 Vacation. The Executive shall be entitled to paid vacation for each calendar year in accordance with Company policies as determined by the Board.

3.7 Expense Reimbursement. The Executive shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with travel and matters related to the Company's business and affairs, if made in accordance with written Company policies as in effect from time to time as adopted by the Board.

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4. Trade Secrets.

4.1 Trade Secret Covenants. The Executive agrees that it is in the Company's legitimate business interest to restrict disclosure or use of Trade Secrets and Confidential Information (as defined below) relating to the Company and its affiliates as provided herein, and Executive agrees not to disclose or use the Trade Secrets and/or Confidential Information relating to the Company or its affiliates for any purpose other than in connection with his performance of his duties to the Company.

4.2 “Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

4.3 “Confidential Information” means all information other than Trade Secrets belonging to, used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority.

4.4 Trade Secret Exceptions. Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by the Executive to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by the Executive without violating this Agreement.

5. Return of Documents and Property. Upon the expiration or termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates, and (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

6. Discoveries and Works. All Discoveries and Works made or conceived by the Executive during his employment by the Company, solely, jointly or with others, that relate to the Company's present or anticipated activities, or are used or useable by the Company shall be owned by the Company. For the purposes of this Section 6, (including the definition of “Discoveries and Works”) the term “Company” shall include the Company and its affiliates. The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within one year after the expiration or termination of the Executive's employment with the Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between the Executive and, the Company, be presumed to have been made during the Executive's employment by the Company. The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101. Should the Executive refuse or fail to perform such acts or execute such documents, instruments or certificates, the Company may do so as the Employee’s attorney-in-fact for such purpose.

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7. Termination.

7.1 Termination of Employment For Cause; Resignation. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, at its election, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, or if Executive resigns other than pursuant a Termination with Good Reason pursuant to Section 7.3 below, the Company shall have no further liability or obligation to Executive other than the Company’s obligation to pay any earned but unpaid Base Salary and any unreimbursed expenses, in each case, through the date of termination (the “Accrued Obligations”), in each case in accordance with Section 3 above. In the event of any Termination For Cause, the Executive shall forfeit any and all right to any payment of Performance Fee or Royalty Fee.

For purposes of this Agreement, “Cause” shall mean: (a) any act or omission that constitutes a breach by Executive of any of his obligations under this Agreement; (b) the continued failure or refusal of Executive (i) to perform the duties required of his as an Executive of the Company and/or (ii) to comply with directions of the CEO, (c) any violation by Executive of any (i) policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company or any of its Affiliates; (d) any act of fraud, misappropriation, embezzlement, or similar act of dishonesty; (e) violations of the Company’s drug use policy (including the failure to take a drug screening test as required by the Company in accordance with such policy) or the use of alcohol or drugs (legal or illegal) in a way which impairs Executive’s ability to perform Executive 's duties hereunder (as determined by the CEO), (f) Executive’s gross negligence in the performance of his duties hereunder, violation of any other provisions set forth herein, or any breach of any fiduciary duty to the Company (including the receipt by Executive of any form of payment for services performed on behalf of, or in connection with, the business of the Company that Executive fails to promptly deliver to the Company); (g) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude or is punishable by imprisonment of thirty (30) days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any Performance Bonus or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 7.1 if it provides independent grounds for termination; or (h) any other misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.

Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e), (f) or (h) of the preceding paragraph of this Section 7.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company, provided, however, that Executive shall not have such right to cure if (A) these curable failures, violations or breaches become a pattern and (B) following written notice to Executive and consultation with Executive to attempt to resolve the issues which the Company believes constitute such a pattern, the Company determines in good faith that Executive is unwilling or unable to discontinue the activities constituting such a pattern.

Executive acknowledges that Company’s payment of the Accrued Obligations referred to in this Section 7.1, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 7.1, constitutes the only payments which Executive shall be entitled to receive from the Company hereunder in the event of a Termination for Cause, or if Executive resigns other than pursuant a Termination with Good Reason, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

7.2 Termination of Employment Without Cause. During the Term, the Company may at any time, at its election in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 7.1 above) upon written notice (the “Termination Notice”) to Executive (a “Termination Without Cause”).

In such event, the Company shall pay Executive the following, in each case in accordance with Section 3 above, (1) the Accrued Obligations; and (2) subject to Sections 7.5, 7.6, and 7.7 below: (a) the unpaid Performance Bonus, if any, payable with respect to the most recently ended fiscal quarter of the applicable Contract Year and with respect to the pro rata portion of the then-current fiscal quarter of the applicable Contract Year, determined in accordance with, Section 3, and payable, if at all, within 45 days of the end of the applicable quarter (the “Pro Rata Performance Bonus”) and (b) the Company shall continue paying to Executive the Base Salary as in effect on the date of termination until the earlier of (i) three weeks from the date of termination or (ii) the end of the Term. The Executive shall thereafter be entitled to receive the Royalty Fee, but not the Base Salary or Performance Bonus.

Executive acknowledges that the payments referred to in this Section 7.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 7.2, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 7.2, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

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7.3 Termination of Employment With Good Reason. Executive shall have the right during the Term, at Executive’s election and upon written notice to the Company, to terminate his employment hereunder in the event of a material breach of a material provision of this Agreement by the Company (a “Termination With Good Reason”). Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to this Section 7.3 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall give the Company a written notice of Executive’s intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than ninety (90) days after the initial occurrence of such circumstances; (ii) the Company shall have thirty (30) days after receiving such notice in which to cure such grounds, to the extent such cure is possible; and (iii) if the Company fails to cure such grounds within such 30-day period, Executive actually terminates his employment hereunder on the last day of such 30-day period.

In the event that a Termination With Good Reason occurs, the Company shall pay Executive the following, in each case in accordance with Section 3 above, (1) the Accrued Obligations; and (2) subject to Sections 7.5, 7.6 and 7.7 below: (a) the Pro Rata Performance Bonus and (b) the Company shall continue paying to Executive the Base Salary as in effect on the date of termination (x) in the event that such termination occurs prior to the second anniversary of the Commencement Date until the second anniversary of the Commencement Date; and (y) in the event that such termination occurs on or after the second anniversary of the Commencement Date, until the earlier of (i) three weeks from the date of termination or (ii) the end of the Term. The Executive shall thereafter be entitled to receive the Royalty Fee, but not the Base Salary or Performance Bonus.

Executive acknowledges that the payments referred to in this Section 7.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 7.3, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 7.3, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

7.4 Death; Disability. In the event that Executive dies or becomes Disabled (as defined herein) during the Term, Executive’s employment shall terminate either (i) when such death occurs, or (ii) upon written notice by the Company at any time after Disability occurs (provided that, in the event of any Disability, the Company shall have the right, but not the obligation, to terminate this Agreement. In the event of such termination, Company shall have no further liability or obligation to Executive other than the Company’s obligation to pay Executive the following, in each case in accordance with Section 3 above: (1) the Accrued Obligations and (2) subject to Section 7.5, the Pro Rata Performance Bonus.

For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company’s right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.

Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.

Executive acknowledges that the payments referred to in this Section 7.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 7.4, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of any termination of his employment due to Executive’s death or Disability, and the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

(5)

7.5 Expiration of Term. At the end of the Term, such term shall not be renewed and employment hereunder, if it continues at all, will be "at will”; in other words, during any time following the expiration of the Term, (i) the Company may terminate Executive's employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice and (ii) the Company has no obligation to continue Executive’s employment on the terms and conditions set forth in this Agreement, provided that, for the avoidance of doubt, Sections 4-6 and 9-10 shall survive such expiration of the Term in accordance with their terms. For the avoidance of doubt, Sections 7.2 and 7.3 shall not be applicable during any “at will” employment period and Executive shall not be entitled to any severance or separation payment (including, without limitation, the Separation Consideration) or other post-termination payments if such "at will” employment is terminated.

7.6 Payments Following Termination; Release. The Accrued Obligations shall be payable within 30 days following Executive’s date of termination. The Pro Rata Performance Bonus shall be payable as set forth in Section 3. ALL PAYMENTS FOLLOWING TERMINATION (UNLESS OTHERWISE REQUIRED BY LAW) SHALL BE SUBJECT TO THE EXECUTION, DELIVERY AND NON-REVOCATION BY EXECUTIVE OF A SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS AGAINST THE COMPANY AND ITS AFFILIATES IN CUSTOMARY FORM PROVIDED BY THE COMPANY (THE “RELEASE”) WITHIN THE APPLICABLE TIME PERIOD DESCRIBED BELOW.

Executive shall have a period of twenty-one (21) days (or, if required by applicable law, a period of forty-five (45) days) after the effective date of termination of Executive’s employment hereunder (the “Consideration Period”) in which to execute and return the original, signed Release to the Company. If Executive does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, or if Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and thereafter revokes such Release within any period of time provided therefor under applicable law, then:

(a)	the Company shall have no further liability or obligation to Executive other than the Company’s obligation to pay the Accrued Obligations; and

(b)	the Company shall have no obligation to pay Executive the Separation Consideration or any portion thereof.

All other rights and obligations of the Company and Executive under this Agreement shall cease as of the date of termination, except that provisions of Sections 4-6 and 9-20 of this Agreement shall survive and continue in full force and effect.

7.7 Continued Compliance. Executive and the Company hereby acknowledge that any payments pursuant to Sections 7.2 or 7.3 (such payments, the “Separation Consideration”) are part of the consideration for, and are mutually dependent upon, Executive’s full compliance with, the provisions of this Agreement, including, without limitation, Executive’s undertakings under Sections 4-6 and 9-10. Such amounts are subject to Executive’s continued compliance with the provisions of Sections 4-6 and 9-10 of this Agreement. If Executive violates the provisions of Sections 4-6 and 9-10, then the Company’s obligation to pay Executive the Separation Consideration shall terminate immediately, and the Company shall have no obligation to make any of the Separation Consideration payments that remain payable by the Company under Section 7.2 or Section 7.3, as applicable, on or after the date of such violation.

8. No Conflicts. The Executive has represented and hereby represents to the Company and its affiliates that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or of which the Executive is or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist.

For purposes of this Agreement, “affiliate” shall include any person or entity directly or indirectly controlled by or controlling the Company.

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9. Non-competition.

9.1 Except as authorized by the Board of Directors, during the Executive’s employment by the Company and for a period of one (1) year thereafter, Executive will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business in the State of North Carolina; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant.

9.2 “Competing Business” means any company or business which is engaged directly or indirectly in the State of North Carolina in any business carried on or planned to be carried on by the Company or any of its subsidiaries or affiliates.

9.3 Preservation of all Non-Competition Covenants. In the event any arbitrator or court of competent jurisdiction holds the foregoing non-competition covenant to be non-enforceable due to lack of consideration or any other reason, the Executive acknowledges and agrees that upon receipt of any Separation Consideration, the Executive shall remain fully bound and subject to any and all of the non-competition covenants specified in this Agreement for the respective periods of time required thereto, as to which the Executive hereby expressly agrees such payments will constitute fully adequate and valid consideration in all respects for all such covenants to have full force and effect.

10. Non-Solicitation. During the Executive’s employment by the Company and for a period of two years thereafter (the “Restricted Period”), the Executive, directly or indirectly, whether for his account or for the account of any other individual or entity, shall not solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were either customers of the Company during the time the Executive was employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the two year period prior to the termination of the Executive’s employment. The Executive further agrees that during the Restricted Period, he shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time the Executive was employed by the Company, to terminate him or his employment relationship with the Company or to become employed by the Executive or any individual or entity by which the Executive is employed; or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

11. Enforcement. The Executive agrees that any breach of the provisions of this Agreement would cause substantial and irreparable harm, not readily ascertainable or compensable in terms of money, to the Company for which remedies at law would be inadequate and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to temporary, preliminary and other injunctive relief in the event the Executive violates or threatens to violate the provisions of this Agreement, as well as damages, including, without limitation consequential damages, and an equitable accounting of all earnings, profits and benefits arising from such violation, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive.

12. Determinations by the Company. All determinations and calculations with respect to this Agreement shall be made in good faith by the Board or any committee thereof to which the Board has delegated such authority, in accordance with applicable law, the certificate of incorporation and by-laws of the Company, provided, however, such determinations and calculations shall not be binding unless or until agreed upon by the Executive.

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13. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon (i) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets; and (ii) Executive and his executors, administrators, heirs and legal representatives. Since the Executive’s services are personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

14. Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or sent properly addressed in a sealed envelope postage prepaid by certified or registered mail, or delivered by a reputable overnight delivery service. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of record then on file with the Company; and properly addressed to the Company if addressed to:

Organic Plant Health, Inc.

7077 East Marilyn Road, Suite 140

Scottsdale, Arizona 85254

Telephone: 480-779-0046

Facsimile: 480-779-0177

With a simultaneous copy to:

Wuersch & Gering LLP

100 Wall Street, 21st Floor

New York, New York 10005

Telephone: 212-509-4723

Telecopier: 610-819-9104

Attention: Travis L. Gering, Esq.

travis.gering@wg-law.com

15. Severability. It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final determination is made by arbitration or any court having jurisdiction that any provision contained in this Agreement is invalid, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitral body or court may determine or indicate to be reasonable. Alternatively, if the arbitrable body or court finds that any provision or restriction contained in this Agreement or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of this Agreement shall in no respect limit or otherwise affect the Executive's obligations under any other agreements with the Company.

16. Construction. This Agreement has been jointly negotiated and drafted by the parties and in the event of any ambiguity no provision herein shall be construed against any party as the draftsperson. Each reference to “business day” shall mean any day on which the New York Stock Exchange is open for business.

17. Effects of Termination. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to Section 7 or expires by its terms, the provisions of Sections 4-6 and 9-20 of this Agreement shall survive and continue in full force and effect, provided, however, any and all rights of the Executive with respect to the terms of compensation and enforcement thereof shall survive and remain fully enforceable.

18. Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. This Agreement cannot be modified, altered or amended except by a writing signed by both parties. No waiver by either party of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time.

19. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Arizona. All disputes and controversies arising out of or relating to this Agreement shall be finally settled and binding under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The place of arbitration shall be Scottsdale, Arizona. Any award, verdict or settlement issued under such arbitration may be entered by any Party for order of enforcement by any court of competent jurisdiction. The arbitrator shall power to take interim measures he or he deems necessary, including injunctive relief and measures for the protection or conservation of property and disposition of perishable goods.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(9)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

 /s/ Billy Styles

EXECUTIVE: William Styles

THE COMPANY: Organic Plant Health, Inc.

   By: /s/ J. Alan Talbert

Name: J. Alan Talbert

Title: VP Operations

(10)

Exhibit A

Release

Exhibit B

Stock Option Agreement